Exhibit 99.1

VOGENX, INC.

3901 Barrett Drive, Suite 300 | Raleigh, North Carolina 27609 | Nasdaq: VOGX

FOR IMMEDIATE RELEASE

Vogenx Appoints Board Member Richard Gorman as Chief Commercial Officer

Thirty-year biopharmaceutical commercial leader transitions from the Board of Directors to Chief Commercial Officer

Appointment strengthens corporate strategy, business development and commercial readiness as the Company advances mizagliflozin following its August 2026 initial public offering

RALEIGH, N.C., October 9, 2026 / Vogenx, Inc. (Nasdaq: VOGX), a clinical-stage developer of novel therapeutics for the treatment of serious metabolic and gastrointestinal diseases, today announced that Richard “Rich” Gorman will join the Vogenx management team as Chief Commercial Officer, effective October 12, 2026. Concurrent with his joining the management team, Mr. Gorman, who has served as an independent member of the Vogenx Board of Directors since 2022, will resign as a member of the Board and its committees. Vogenx will conduct a search to identify a new independent director to join the Board.

In this newly created role, Mr. Gorman will lead commercial operations and corporate strategy for Vogenx, including market development for post-bariatric hypoglycemia (PBH), gastroparesis, and long-range portfolio planning across the Company’s pipeline. Mr. Gorman will initially also be responsible for business development activities, including partnering and licensing strategy.

“Rich has been a trusted voice in our boardroom since 2022 and has helped shape the strategy that carried this Company from its early days through to the public markets,” said James Green, Chief Executive Officer and Chairman of the Board of Vogenx. “As we prepare to move mizagliflozin into later-stage development, the questions in front of us will be increasingly commercial ones: how we define these markets and how we prepare to reach patients who today have limited or no FDA-approved drug treatment options. Bringing Rich across the table and onto the management team is the clearest way to answer them.”

About Richard Gorman

Mr. Gorman is a 30-year commercial leader in the life sciences industry who has supported more than 25 product launches in the U.S. and international markets, including rare disease and specialty products, with peak sales ranging from $350 million to more than $3 billion. He has guided development-stage companies through each element of the transition to successful commercial execution: building commercial infrastructure, establishing distribution models, developing pricing and market access strategies, and meeting the regulatory requirements for launch. His experience includes several metabolic disease launches, among them the U.S. launch strategy for one of the first GLP-1 receptor agonists. Most recently, following the combination of Envision Pharma Group’s Two Labs and Strategic Consulting units, he served as President, Life Science Commercialization and Strategic Consulting at Envision, where he led strategic consulting for launch readiness, health economics and pricing strategy for emerging biopharma companies bringing their first product to market. Previously, he was Chief Commercial Officer and Global Head of Strategy at Amplity Health and Global Head of Commercial Business Development at Syneos Health where he shaped end-to-end clinical and commercial plans for biopharma clients, from pre-approval medical communications through post-approval commercial operations deployment and launch. Earlier, he served as Chief Executive of a specialty pharmaceutical company and held senior leadership roles at Andrx Pharmaceuticals, Thergen, Tiber Laboratories and Gorbec Pharmaceutical Services. He began his career in sales and marketing at Marion Laboratories. Mr. Gorman holds a B.S. from John Carroll University and an M.B.A. from the University of South Florida.

“I have spent years watching this team do a great deal in a capital efficient manner, and the need for mizagliflozin has only gotten stronger,” said Mr. Gorman. “PBH and gastroparesis are serious, underserved conditions with limited pharmacological options, and I am glad to be joining the leadership team at this pivotal time for the Company.”

About Vogenx, Inc.

Vogenx, Inc. (Nasdaq: VOGX) is a clinical-stage biopharmaceutical company based in Raleigh, North Carolina, focused on the discovery and development of novel therapeutics for the treatment of serious metabolic and gastrointestinal diseases with high unmet medical need. The Company is developing its lead product candidate, mizagliflozin, for post-bariatric hypoglycemia, gastroparesis and GIP-dependent Cushing’s Syndrome. For more information, please visit https://vogenx.com.

Forward-Looking Statements

This press release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995, including statements regarding the Company’s leadership transition, corporate and commercial strategy, anticipated clinical development plans and timelines, the anticipated use of proceeds from the Company’s initial public offering, and the potential market opportunity for its product candidates. Words such as “anticipate,” “believe,” “expect,” “intend,” “plan,” “potential,” “will” and similar expressions are intended to identify forward-looking statements. These statements are based on management’s current expectations and are subject to risks and uncertainties that could cause actual results to differ materially, including risks related to the initiation, timing and results of clinical trials, regulatory review, the Company’s ability to establish sales, marketing and commercial capabilities, reliance on third parties and the Company’s license from Kissei Pharmaceutical Co., Ltd., the Company’s need for additional capital, its limited operating history, and its dependence on a small number of key personnel. Additional information on these and other risks is contained in the Company’s filings with the Securities and Exchange Commission, including the prospectus filed pursuant to Rule 424(b)(4) on August 12, 2026 and subsequent periodic reports. Forward-looking statements speak only as of the date of this release, and Vogenx undertakes no obligation to update them except as required by law.

Contacts

Harrison Seidner, PhD and Nilesh Talele, PhD
WaterSeid Partners, Inc.
ir@vogenx.com

SOURCE: Vogenx, Inc.

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